SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
November 1, 2007

Date of Report (Date of Earliest Event Reported)
IEA Income Fund XII, L.P.

(Exact name of registrant as specified in its charter)
California

(State or Other Jurisdiction of Incorporation)

0-21518	94-3143940

(Commission File Number)	(IRS Employer Identification No.)
One Front Street, Suite 925, San Francisco, California 94111

(Address of principal executive offices) (Zip Code)
(415) 677-8990

(Fund’s Telephone Number, Including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR § 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR § 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR § 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR § 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
          The Registrant, IEA Income Fund XII, L.P., a California limited partnership (the “Fund”), was organized on August 28, 1991 to engage in the business of leasing marine dry cargo and refrigerated cargo containers to third-party lessees. The Fund is managed by Cronos Capital Corp., a California corporation (“CCC”), its general partner.
          One of the principal investment objectives of the Fund was to lease its containers for ten to fifteen years, and then to dispose of them and liquidate. The Fund has been in operation for over fifteen years. Through occasional sales, retirements and casualty losses, the Fund had sold or disposed of approximately 78% of its container fleet (measured on a TEU-basis) as of September 30, 2007. With the reduction in the size of the Fund’s container fleet, the administrative expenses incurred by the Fund, as a percent of its gross revenues, have increased. For this reason, and consistent with the Fund’s investment objectives, CCC, as the general partner, concluded that it would be in the best interest of the Fund and its limited partners to sell its remaining containers in bulk.
          CCC distributed a request for proposal (“RFP”) on September 7, 2007 to third parties seeking their interest in purchasing the Fund’s remaining containers. As of August 31, 2007 (the date of the data in the RFP), the Fund owned 2,466 twenty-foot, 1,054 forty-foot, and 61 forty-foot high cube marine dry cargo containers as well as 44 twenty-foot and 2 forty-foot refrigerated cargo containers.
          The RFP included extensive information on the operating performance of the Fund’s containers, information about the leases to which the containers are subject, information on the prior sales of the Fund’s containers, and copies of the Fund’s second quarter 2007 10-Q.
          No conditions were imposed by CCC on prospective bidders with respect to the contents of their bids, with the exception of the following: bids had to be received by CCC by September 21, 2007, and the bidders had to identify the source of capital the bidder would rely upon to fund the purchase, the number of days required for due diligence (not to exceed 15), the number of days following the completion of due diligence (not to exceed 15) that the bidder would consider reasonable for closing, the amount of deposit the bidder would agree to make (not to be less than $10,000), any conditions, other than the completion of due diligence, which apply to the bid, and the identity of bidder’s counsel.
          CCC indicated in the RFP that the target for consummating a sale of the Fund’s remaining containers was November 1, 2007. CCC retained the discretion to vary the bidding procedures and to conduct the process leading up to any sale of the Fund’s containers as it determined, in its sole discretion as general partner of the Fund, to be appropriate.
          CCC distributed the RFP to 19 parties, including competitors of CCC in the container leasing business. Nine parties submitted proposals to purchase the Fund’s remaining containers. CCC selected the three highest bidders to conduct final due diligence and to submit a final and best bid by the close of business on October 12, 2007. After completion of due diligence, the high bidder was Dr. John Gayner, a resident of the United Kingdom. An affiliate of CCC currently manages 437 TEUs of marine cargo containers for Dr. Gayner. Dr. Gayner’s final bid for the Fund’s remaining containers was $1,000 per dry cargo container and $3,000 per refrigerated container, equivalent to $3,719,000, based on the Fund’s August 31, 2007 container fleet, subject to adjustment for certain containers not readily saleable and disposals of containers prior to the date of closing. The net book value of the Fund’s remaining containers at August 31, 2007 was $1,682,801.
          On November 1, 2007, the Fund completed the sale of 3,306 of its remaining containers to Dr. Gayner, in the per container bid amounts stated above. The final purchase amount was $3,390,000. The purchase agreement is included with this report as an exhibit. The agreement contains an indemnification covenant. To allow the Fund to liquidate and dissolve, the Fund’s indemnification covenant did not survive the closing of the sale, November 1, 2007. The only recourse for indemnification the buyer has under the purchase agreement is against CCC, until the first anniversary of the closing date, or until November 1, 2008.
          Dr. Gayner is not in the business of managing marine cargo containers. Dr. Gayner requested that the affiliate of CCC currently managing containers for him also manage the containers purchased by him from the Fund. At the closing of the sale of the Fund’s containers to Dr. Gayner on November 1, 2007, the containers purchased by Dr. Gayner from the Fund were added to the existing fleet of containers managed for Dr. Gayner by CCC’s affiliate. The terms of the management agreement between CCC’s affiliate and Dr. Gayner were negotiated at arm’s length with Dr. Gayner. CCC’s (or its affiliate’s) management of the Fund’s containers was not imposed as a condition by CCC to the proposed sale of the Fund’s containers to Dr. Gayner. CCC believes that the terms of the management agreement between its affiliate and Dr. Gayner are customary in the container leasing industry.
          With the completion of this sale of containers, the Fund has now resolved to wind up and dissolve. CCC will proceed with the orderly liquidation of the Fund, the payment of its remaining liabilities, and the distribution of the net proceeds of the Fund’s liquidation to the partners of the Fund. CCC anticipates that the Fund will make one liquidating distribution to the limited partners of the Fund, representing the net proceeds from the sale of its containers and the Fund’s other remaining assets (after payment or reservation for payment of the Fund’s liabilities) in the amount CCC estimates to be $1.19 per Unit, to be paid on or about November 30, 2007 to limited partners of record on November 1, 2007. CCC anticipates that the Fund will complete its liquidation by December 31, 2007 and de-register the Fund’s outstanding Units under the Securities Exchange Act of 1934, as amended (“Exchange Act”), thereby terminating the Fund’s obligation to file periodic reports under the Exchange Act with the Securities and Exchange Commission.

Item 2.01	Completion of Acquisition or Disposition of Assets.
          See the discussion of the sale of the Fund’s remaining containers under Item 1.01 above.

Item 9.01	Financial Statements and Exhibits
          (c) Exhibits

Exhibit 2.1	Container Purchase Agreement, dated as of November 1, 2007, by and among Cronos Capital Corp., IEA Income Fund XII, L.P., and Dr. John Gayner.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IEA INCOME FUND XII, L.P.,
By	Cronos Capital Corp., The General Partner

By	/s/ John Kallas
John Kallas
Chief Financial Officer

Date: November 2, 2007

EXHIBIT INDEX

Exhibit 2.1	Container Purchase Agreement, dated as of November 1, 2007, by and among Cronos Capital Corp., IEA Income Fund XII, L.P., and Dr. John Gayner.